Exhibit 99.1

Neonode Announces Appointment of new CEO

STOCKHOLM, SWEDEN, October 23, 2019 — Neonode Inc. (NASDAQ: NEON), the optical interactive sensing technology company, today announced that the Board of Directors has appointed Urban Forssell as new Chief Executive Officer, effective latest January 1, 2020.

“I am very pleased to welcome Urban Forssell to Neonode. He brings to the Company a demonstrated track record of outstanding business leadership and high technical skills that will be crucial to Neonode’s success moving forward”, says Ulf Rosberg, Chairman of the Board.

“I look forward to joining Neonode and feel inspired to work with the team and the Board of Directors to develop and grow the company. I’m impressed by Neonode’s technology base and know-how and see great potential in the company”, says Mr Forssell.

Effective immediately Håkan Persson resigns from his position as Chief Executive Officer and to ensure a smooth transition, Maria Ek, Chief Financial Officer at Neonode, will act as interim Chief Executive Officer until Mr. Forssell joins the company.

“On behalf of the Board of Directors and Neonode Executive team, we thank Håkan for his valuable contributions to grow our global sales presence and partner network and wish him well in his next endeavors” continues Ulf Rosberg.

Mr. Forssell, age 49, has served since 2013 as a Vice President and between 2011 and 2013 as a General Manager at Öhlins Racing AB. His positions at Öhlins Racing have included responsibility for sales and marketing of MC and Automotive suspension systems, research and development, and quality assurance. Prior to joining at Öhlins Racing, Mr. Forssell served as Manager at Autoliv Electronics AB from 2010 to 2011. Prior to that, he served as President and Chief Executive Officer at NIRA Dynamics AB between 2001 and 2010. Mr. Forssell has a Ph. D. in Automatic Control and a M.Sc. in Applied Physics and Electrical Engineering, both from Linköping University in Sweden.

For further information, please contact:
Chief Financial Officer
Maria Ek
maria.ek@neonode.com

ABOUT NEONODE

Neonode Inc. (NASDAQ:NEON) develops, manufactures and sells advanced sensor modules based on our company’s proprietary ZFORCE AIR technology. Neonode ZFORCE AIR Sensor Modules enable touch interaction, mid-air interaction and object sensing and are ideal for integration in a wide range of applications within the automotive, consumer electronics, medical, robotics and other markets. Our company also develops and licenses user interfaces and optical interactive touch solutions based on its patented ZFORCE CORE technology. To date, Neonode’s technology has been deployed in approximately 72 million products, including 4 million cars and 68 million consumer devices.

NEONODE, the NEONODE logo, ZFORCE and ZFORCE AIR are trademarks of Neonode Inc. registered in the United States and other countries. ZFORCE CORE is a trademark of Neonode Inc.

For further information please visit www.neonode.com

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Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and the expected proceeds and closing of the private placement. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.
These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.